Exhibit 10.61

CONFIDENTIAL TREATMENT REQUESTED UNDER

17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 240.24b-2.

[*****] INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

December 21, 2010

Norwich Pharmaceuticals, Inc.

6826 State Highway 12

Norwich, NY 13815

Attention: Christopher R. Calhoun, President

Dear Mr. Calhoun:

Reference is made to the Contract Manufacturing Services Agreement between Warner Chilcott Company, LLC (“Warner Chilcott”) and Norwich Pharmaceuticals, Inc., (“NPI”) dated January 30, 2006, as amended on July 11, 2006 and April 20, 2010 (the “Agreement”). Capitalized terms used herein but not defined herein shall have the meaning assigned to such terms in the Agreement.

This letter will serve to amend the above referenced Agreement. The effective date of this amendment shall be July 1, 2011.

The parties hereto acknowledge and agree that Agreement shall be amended as follows:

•	References throughout the Agreement to “SLEA” or “Service Level Execution Agreement” shall be replaced by references to “Partnership Agreement(s)”.

•	Add a new Section 6.9 as provided below:

“6.9. Quality Assurance Technical Agreement. As soon as practicable, the parties shall enter into a quality agreement to address quality assurance and cGMP roles and responsibilities.”

•	Section 11.1 of the Agreement is amended by deleting the text and replacing such text with the following:

“The Term of this Agreement (“Term”) begins July 1, 2011 and ends December 3l, 2014, unless terminated earlier pursuant to the terms contained in this Agreement.”

•	Section 12.2.1 of the Agreement is amended by deleting the text and replacing such text with the following:

“Section 12.2.1 Pricing: Prices are firm through June 30, 2011. Thereafter, NPI may request a price change for the period beginning July 1, 2011 through December 3l, 2011, and thereafter annually as of January 1 of each year. The annual change in the Purchase Price shall not exceed the [*****] measured from the previous 12 month period. Further adjustments may be made in accordance with this Agreement to account for changes in the quantity of Products to be supplied or applicable batch size. Also, Purchase Price adjustments may occur upon modifications to the Specifications requested by either party pursuant to this Agreement.

•	Section 12.2.2 of the Agreement is deleted in its entirety.

•	Section 16 of the Agreement is amended by deleting the text and replacing such text with the following:

Union Street, Road 195, Km. 1.1, Fajardo, Puerto Rico 00738

Phone: (787) 863-1850 Fax: (787) 863-6355

“Section 16. Compliance with Laws and Safety Measures:

NPI represents and warrants that it is and will, and that the Products and Contract Manufacturing Services (including after being incorporated into any finished products) are and will, at all times, be in full compliance with all applicable laws, regulations, rules, judgments, orders and decrees, including, without limitation, those related to intellectual property, customs, labor, employment, working conditions, board of health, environmental matters, and cGMP. In addition, both NPI and Warner Chilcott shall each be responsible for ensuring that all of the suppliers of Materials that they purchase from, respectively, maintain compliance with cGMP. NPI also represents and warrants that it has obtained and will maintain all licenses, consents and permits required to perform lawfully this Agreement. NPI assumes sole responsibility for taking all necessary health and safety precautions for producing Products on behalf of Warner Chilcott pursuant to this Agreement. These precautions include, without limitation, such things as proper control of ventilation, the wearing of adequate protective clothing, installation, and proper utilization of appropriate environmental control equipment. NPI will inform Warner Chilcott of any regulatory agency inspection, such as an OSHA inspection, which involves Warner Chilcott Products or the Contract Manufacturing Services to produce these Products. NPI is responsible for any audit follow-up or response. Warner Chilcott will provide NPI information Warner Chilcott possesses which is needed by NPI to respond to such audits. In addition, NPI agrees to provide Warner Chilcott with copies of any audit reports for audits conducted by such regulatory agencies, and for audits that NPI conducts of any suppliers of Materials, upon request, provided, however, that NPI shall be permitted to redact any such reports to remove references or information not related to the Warner Chilcott Products or Contract Manufacturing Services.”

•	Section 26 of the Agreement is amended by deleting the text and replacing such text with the following:

Section 26. Assignment:

Notwithstanding the provisions of Article 23, neither NPI nor Warner Chilcott may assign its rights or delegate or subcontract this Agreement or its obligations pursuant hereto to any Third Party without the prior written consent of the other; provided, however, Warner Chilcott may so assign or delegate to any of its Affiliates without NPI’s prior consent, and provided that if all or substantially all of the assets of Warner Chilcott are sold to a Third Party, Warner Chilcott may assign its rights and obligations under this Agreement to such Third Party. If Warner Chilcott sells any of the Products to a Third Party, then Warner Chilcott may assign its rights and obligations regarding such Product(s) under this Agreement to such Third Party with the agreement of NPI, such agreement not to be unreasonably withheld.

Except as specifically set forth herein, nothing contained herein is intended to, or shall be deemed to, alter amend or modify any of the rights or obligations of the parties under the Agreement. This letter agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws rules thereof.

Please acknowledge your acceptance of, and agreement with, the terms of this letter agreement by executing this letter agreement in the spaces set forth below.

Very truly yours,

/s/ Max A. Torres
Max A. Torres
V.P. and General Manager
Business Operations

Acknowledged and Agreed:

Norwich Pharmaceuticals, Inc.

By:	/s/ Christopher R. Calhoun
	Name:	Christopher R. Calhoun
	Title:	President

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